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                                                                    EXHIBIT 5(B)

                      [WALKERS ATTORNEYS-AT-LAW LETTERHEAD]

11 October, 2001

SEVEN SEAS PETROLEUM INC.
5555 SAN FELIPE, SUITE 1700
HOUSTON, TX 77656

Dear Sirs,

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Registration Statement and the Documents (as defined in Schedule 1 hereto) being entered into by SEVEN SEAS PETROLEUM INC. (the "Company") with respect to $22,500,000 aggregate principal amount of 12% Series A Senior Secured Notes due 2004 (the "Notes"), warrants to purchase 12,619,500 ordinary shares (the "Warrants") and subscription rights to purchase the Notes and Warrants (the "Rights"). The Rights will be issued to the shareholders of the Company on a pro rata basis without consideration, and the holders will have the right to purchase Notes and Warrants. The Notes will be issued under an indenture (the "Indenture") dated as of July 23, 2001, between the Company and U.S. Trust Company of Texas, N.A. as Trustee. The Warrants will be issued pursuant to a Master Warrant Agreement between Seven Seas and U.S. Trust Company of Texas, NA.

For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

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1.       The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has full corporate power and legal right to execute and deliver the Documents to be executed by it and to perform the provisions of the Documents to be performed on its part.

2. The Documents to which the Company is a party have been duly authorised and executed and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

3. The execution, delivery and performance of the Documents to which the Company is a party, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

         (a) contravene any law or regulation of the Cayman Islands applicable to the Company; or

         (b) contravene the Memorandum and Articles of Association of the Company.

4. Neither the execution, delivery or performance of any of the Documents to which the Company is a party nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency.

5. The law chosen in each of the Documents to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands.

6. There are no stamp duties (other than the stamp duties mentioned in qualification 2 in Schedule 3 hereto), income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents.

7. It is not necessary or advisable under the laws of the Cayman Islands that any of the Documents or any document relating thereto be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity, effectiveness or enforceability of any of the Documents.

8. The Company has executed an effective submission to the jurisdiction of the courts of the various jurisdictions specified in the Documents.

9. The Company is subject to civil and commercial law with respect to its obligations under the Documents and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents, which obligations constitute private and commercial acts rather than governmental or public acts.

10. Based solely upon our examinations of the Cause List and the Register of Writs and other Originating Process of the Grand Court conducted on 2 October, 2001, we confirm that there are no actions, suits or proceedings pending against the Company before any court

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         in the Cayman Islands and no steps have been, or are being, taken to compulsorily wind up the Company and based solely upon our examination of the records of the Company referred to below no resolution to voluntarily wind up the Company has been adopted by its members.

11. The issue of the Notes has been duly authorised by all necessary corporate action of the Company.

12. The Warrants have been duly authorised by all necessary corporate action of the Company, and when executed and delivered by or on behalf of the Company against payment therefor will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

13. The Rights have been duly authorised by all necessary corporate action of the Company and upon distribution of the Rights pursuant to the rights offering, as described in the Registration Statement, the Rights will be duly authorised and validly issued.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. This opinion shall be construed in accordance with the laws of the Cayman Islands.

                                            Yours faithfully,

                                              /s/ Walkers

                                                WALKERS

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                                   SCHEDULE 1

                           LIST OF DOCUMENTS EXAMINED

(1).   the Memorandum and Articles of Association of the Company;

(2). a Certificate of Good Standing in respect of the Company dated 1 March, 2001 issued by the Registrar of Companies;

(3). a copy of Written Resolutions of the Board of Directors of the Company dated 1 August, 2001(the "Resolutions");

(5)(a) the Indenture between the Company and U.S. Trust Company of Texas, N.A. as Trustee, dated 23 July, 2001;

   (b) the Master Warrant Agreement between the Company and U.S. Trust Company of Texas, N.A.;

   (c) the Registration Statement No. 335-67874 on Form S-2 filed with the SEC dated 17 August, 2001.

(6) such other documents as we have considered necessary for the purposes of rendering this opinion.

(the documents listed in paragraphs (5)(a) to (5)(c) above inclusive are collectively referred to in this opinion as the "Documents").

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                                   SCHEDULE 2

                                  ASSUMPTIONS

The opinions hereinbefore given are based upon the following assumptions:

1. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2. The Documents are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

3. The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands).

4. All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied.

5. All conditions precedent contained in the Documents have been or will be satisfied or waived.

6. The Company was on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys.

7. None of the Documents has been or will be executed or delivered in the Cayman Islands.

8. All original documents are authentic, that all signatures and seals are genuine, that all documents purporting to be sealed have been so sealed, that all copies are complete and conform to their original and that the Documents conform in every material respect to the latest drafts of the same produced to us and that where documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

9. The Minute Book of the Company examined by us on 2 OCTOBER, 2001 at its Registered Office contains a complete and accurate record of the business transacted by it.

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10.      The corporate records of the Company examined by us on 2 OCTOBER, 2001 at its Registered Office constitute its complete and accurate corporate records and that all matters required by law to be recorded therein are so recorded.

11. The Cause List and the Register of Writs and other Originating Process of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us at the Courts Office on 2 OCTOBER, 2001 constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

12. None of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions ("Sanctions") extended to the Cayman Islands by the Order of Her Majesty in Council. At this date Sanctions currently extend to Libya, Iraq, Kuwait, Haiti, The Federal Republic of Yugoslavia, Sierra Leone, Liberia, Somalia, Rwanda, Serbia & Montenegro, Angola, the Uniao Nacional para a Independencia Total de Angola ("UNITA"), Afghanistan, Eritrea or Ethiopia and the Taliban (an Afghan political faction which calls itself the Islamic Emirate of Afghanistan).

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                                   SCHEDULE 3

                                 QUALIFICATIONS

The opinions hereinbefore given are subject to the following qualifications:

1. The term "enforceable" as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands enforce; it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

         (a) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

         (b)      enforcement may be limited by general principles of equity;

         (c) claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

         (d) where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

         (e) an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

         (f) to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

         (g) to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands; and

         (h) a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

2. Cayman Islands stamp duty will be payable if any of the Documents or the Notes are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of:

         (a) a legal or equitable mortgage or charge of immovable property or a debenture:

                  (i) where the sum secured is CI$300,000 (US$360,000) or less, in which case such duty would be 1% of the sum secured;

                  (ii) where the sum secured is more than CI$300,000 (US$360,000), in which case such duty would be 1.5% of the sum secured;

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         (b)      a legal or equitable mortgage of movable property (not
                  including a debenture), in which case such duty would be 1.5% of the sum secured;

         (c) a bill of sale by way of security, in which case such duty would be 1% of the sum secured;

         (d) each Note, in which case such duty of CI$0.25 per CI$100 or part thereof of the face value of the Note, subject to a maximum of CI$250, is payable, unless the Company pays a duty of CI$500 in respect of the issue of a series of instruments and the Notes are issued as part of that series of instruments (the "Issue") ranking equally amongst themselves and the Issue is not and will not be secured by moveable property in the Cayman Islands, in which case no stamp duty is payable.

3. A certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

4. If any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

5. To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

6. We express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such documents may only be amended in writing.

7. Notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone.

8. The effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.